

**INOVA Technology, Inc.**
233 Wilshire Blvd., Ste 400
Santa Monica, CA 90401
Tel: 310-857-6666
www.inovatechnology.com

**Symbol** **INVA.PK**

**Incorporated** Nevada

**Sector**
RFID based Solutions & IT Network Solutions

**Technology**
RFID (proprietary) & Network Solutions

**Employees** 65

## Select Financials

**Year end** April 30

**F/D Shares Outstanding** 4,012,177

**Shareholders** 1450 (NOBO)

**SEC Reporting Status**
PCAOB audited, fully SEC reporting

**Accountants** Malone & Bailey, Houston, Texas

**Lawyers**
Whitley Law Group, Houston, Texas

**Key Investors**
Boone, Agile, Southbase, Ascendiant & IBM

Investor Relations
Issuers Capital Advisors LLC
Tel: 480 366 5793
info@issuerscap.com



# INOVA TECHNOLOGY

## Introduction

INOVA Technology ("INOVA") Is an enterprise level Information Technology solutions provider specializing in providing RFID solutions, wireless networking, storage and security technology solutions and IT professional services. INOVA's objective is to implement and optimize solutions for our clients with best of breed technology and the best possible service. INOVA provides IT services to corporate, government and school districts with an emphasis on RFID (radio frequency identification) based solutions. The RFID industry is projected to grow at 30% per year and INOVA owns several proprietary RFID products that it believes to be the best in the industry.

*"Our primary short term objective is to transform and build Inova into a viable public company that will meet the listing criteria for Nasdaq or the NYSE AlterNext US. We will continue to grow both organically and by acquisition and we plan to apply to Nasdaq or Amex by the end of the calendar year".*

*Quote by CEO, Mr Adam Radly.*

## Financial Highlights

**RESULTS OF OPERATIONS FOR THE NINE MONTH PERIOD ENDED JANUARY 31, 2009**

**Net revenues increased** from **$1,494,919** in the three-month period ending January 31, 2008 to **$18,012,044** for the nine-month period ending January 31, 2009. The increase in revenue mainly came from the income generated by the newly-acquired **Desert Communications** and Trakkers.

## Summary Financial Information

**Revenue for Previous 4 quarters (millions)**



8.00
7.00
6.00
5.00
4.00
3.00
2.00
1.00
0.00
Jan 08
Apr 08
Jul 08
Oct 08
Jan 09

**EBITDA for previous 4 quarters ('000)**



800
600
400
200
0
-200
-400
-600
Jan 08
Apr 08
Jul 08
Oct 08
Jan 09



# INOVA TECHNOLOGY

## INOVA Business Units:

**Business Unit 1:** RFID ("RightTag" and "Trakkers")

- RightTag manufactures proprietary RFID scanners
- Trakkers uses proprietary RFID scanners to provide the world's leading lead retrieval solutions to trade show

**Business Unit 2:** Networking ("Desert Communications")

- Provides network solutions (and other IT services) to school districts in the southern states

## RFID Market

Research & Markets project the following regarding the RFDI market opportunity:

- Overall RFID market will grow from **$2 billion** I in 2005 to **$27 billion** in 2015
- RFID scanner market in North America will grow from $23 million in 2007 to **$241 million** in 2013.

## Opportunity for INOVA

- INOVA has an opportunity to take a substantial portion of the growing **$240 million** RFID scanner market by selling its proprietary "Mi" scanner (which management believe is the leading RFID scanner in the world (refer below).
- The Mi scanner has been transformed into a wireless point of sale device that can process credit cards wirelessly (taxi's, COD delivery, stadiums)
- INOVA'S RFID scanner can scan RFID, 1 & 2D bar code and mag stripe cards all in one device the that is approximately the size of an I-phone. It also has a GPRS capability so data can be sent over the mobile phone network to any location. This is the only device of its kind its kind in the world. It was internally developed proprietary technology and is patent pending. This scanner has more features and functionality than its competitors and sells for less. Management believe it is the best RFID scanner in the market (a product comparison matrix is available on request)
- INOVA has a **$22 million backlog**

## INOVA Customers

Customers include: IBM, Honeywell, Vodafone, Siemens, US Navy, Lockheed Martin, British Telecom, Gerber Coburn, Fort Worth school district, El Paso school district.

## Board & Management

***Adam Radly, CEO.*** Prior to INOVA Adam was the founder and CEO of Isis Communications. While CEO of Isis:

- Revenue increased from zero to **$22 million** & completed 8 acquisitions
- Completed an IPO for Isis raising **$40 million** (underwritten by Zurich Group).
- Raised an additional **$32 million** from U.S. institutional investors in a secondary offering conducted by Jeffries. Fidelity and T Row Price became shareholders.
- Isis (now called Staging Connections) has approx **$155 million** revenue, **$21 million** EBITDA.

**At the time Adam took over INOVA it was a shell. Adam built revenue from zero to **$22 million** and **$3 million EBITDA** and completed two acquisitions and two capital raisings (all during the financial recession).

***Jeff Mandelbaum, Independent Director***

- Member of initial senior management team at Sybase, Inc. (NYSE: SY) and former CEO and President of Sybase Financial Services, Inc.
- Former Vice President of worldwide sales at Commerce One (NASDAQ: CMRC).
- Former Vice President of Media Systems Sales for Real Networks (NASDAQ: RNWK).

***Paul Aunger, Company Secretary, Director***

- Founder and former President of News Canada Inc. (merged with MDC Communications) Clients included GM, Ford, IBM, DuPont, P & G, Sears, Kodak, General Mills, Heinz, Disney.

***Alex Lightman.***

- MIT graduate and founder of IPv6 Summit, Inc., and is the leading authority on IPV6 in the USA.
- Inventor of several RFID patents